As filed with the Securities and Exchange Commission on March 12, 2026
Registration No. 333-294176
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NUTEX HEALTH INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3363609 (I.R.S. Employer Identification No.)
1776 Yorktown Street, Suite 700
Houston, TX 77056
(Address of principal executive offices) (Zip code)
Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan
(Full title of the plan)
Elisa V. Luqman
Chief Legal Officer – SEC
1776 Yorktown Street, Suite 700
Houston, TX 77056
(Name and address of agent for service)
(713) 660-0557
(Telephone number, including area code, of agent for service)

Copies to:
Gislar Donnenberg
Troutman Pepper Locke LLP
600 Travis St., Suite 2800
Houston, Texas 77002

(713) 226-1200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This post-effective amendment (the “Amendment”) to the Registration Statement on Form S-8, File No, 333-294176 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) by Nutex Health Inc. (the “Company” or the “Registrant”) for the sole purpose of filing Exhibits 23.1 and 23.2. No changes have been made to the prospectus constituting Part I of the Registration Statement, and, therefore, it has been omitted. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures, the index to exhibits and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Commission on March 5, 2026 (the “Form 10-K”); and

•The description of the Company’s common stock, par value $.001 per share, contained in Exhibit 4.3 to the Form 10-K.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are “furnished” and not “filed” in accordance with the rules of the Commission, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL. As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation limits the liability of its directors to the fullest extent permitted by the DGCL providing that a director will not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director to the extent so permitted. The amended and restated certificate of incorporation also provides that each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise will be indemnified by the Registrant to the full extent permitted by law, as the same exists or may in the future be amended. The Registrant’s bylaws provide that it will indemnify, and provide expense advancement to, its directors and officers to the fullest extent permitted by such law, subject to certain exceptions contained in the Registrant’s amended and restated bylaws.

Pursuant to Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time. The Registrant has approved and entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify, and provide expense advancement and reimbursement to, each of its directors and such officers to the fullest extent permitted by law and its amended and restated certificate of incorporation and its bylaws, subject to certain exceptions contained in those agreements. Any claims for indemnification by the Registrant’s directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to the Registrant. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:

		Incorporation by Reference (File No. 001-41346)
Exhibit Number	Description	Form	Exhibit	Filing Date

3.1	Second Amended and Restated Certificate of Incorporation.	8-K	3.1	7/5/2023
3.2	Amendment to the Second Amended and Restated Certificate of Incorporation.	8-K	3.1	4/11/2024
3.3	Amendment No. 2 to Second Amended and Restated Certificate of Incorporation	8-K	3.1	7/5/2024
3.4	Second Amended and Restated Bylaws.	8-K	3.2	4/4/2022
4.1	Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan	Schedule 14A	Appendix A	5/19/2023
4.2	Amendment No. 1 to the Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan	10-K	4.7	3/5/2026
5.1	Opinion of Troutman Pepper Locke LLP	S-8 (333-294176)	5.1	3/9/2026
23.1*	Consent of Grant Thorton LLP, independent registered public accounting firm
23.3*	Consent of Marcum LLP, independent registered public accounting firm
23.2	Consent of Troutman Pepper Locke LLP (contained in Exhibit 5.1)
107	Filing Fee Table	S-8 (333-294176)	107	3/9/2026
__________
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of March, 2026.

NUTEX HEALTH INC.

By:	/s/ Thomas T. Vo
Thomas T. Vo, M.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on March 12, 2026.

/s/ Thomas T. Vo
Thomas T. Vo
Chief Executive Officer and Chairman of the Board (principal executive officer)

*
Jon C. Bates
Chief Financial Officer (principal financial officer and principal accounting officer)

*
Warren Hosseinion
President and Director

*
Kelvin Spears
Director

*
Cheryl Grenas
Director

*
Michael L. Reed
Director

*
Frank E. Jaumot
Director

*
Scott J. Saunders
Director

/s/ Thomas T. Vo
Thomas T. Vo, M.D. Attorney In Fact